EXHIBIT 3.6

                           CASTLE DENTAL CENTERS, INC.

                        CERTIFICATE OF DESIGNATION OF THE
                          PREFERENCES AND RIGHTS OF THE
                      SERIES B CONVERTIBLE PREFERRED STOCK,
                           PAR VALUE $0.001 PER SHARE


                     PURSUANT TO SECTION 151 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

      The undersigned, the President and Secretary of Castle Dental Centers, Inc., a Delaware corporation (the "Corporation"), do hereby certify that, pursuant to the authority granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") and in accordance with the provisions of
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors on June ___, 1997, duly adopted this Certificate of Designation (the "Certificate") containing the following recital and resolutions with respect to the creation of the Series B Convertible Preferred Stock, par value $0.001 per share, of the Corporation.

      WHEREAS, Article IV of the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), authorizes the issuance by the Corporation of one or more series of preferred stock, par value $0.001 per share (the "Preferred Stock"), by the Corporation.

      NOW, THEREFORE, IT IS HEREBY --

      RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors by the provisions of Article IV of the Certificate of Incorporation and the Bylaws of the Corporation, the Board of Directors hereby
(1) creates a series of preferred stock designated as the Series B Convertible Preferred Stock, par value $0.001 per share, which shall consist of ____________ shares that the Corporation now has the authority to issue, and (2) fixes the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restric tions thereof, of the shares of such series (in addition to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation that are applicable to all series of preferred
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stock), all in accordance with the provisions of Section 151 of the General
Corporation Law of the State of Delaware, as follows:

      1. DESIGNATION AND NUMBER OF SHARES. The shares of such series shall be designated as the Series B Convertible Preferred Stock, par value $0.001 per share (the "Series B Preferred Stock"), and the number of shares of Series B Preferred Stock that may be issued by the Corporation shall be ____________ and no more.

      2.    PAYMENT OF DIVIDENDS.

            2.1 Holders of Series B Preferred Stock shall not be entitled to receive any dividends declared by the Corporation from time to time.

      3.    LIQUIDATION.

            3.1 (a) SERIES B PREFERRED STOCK. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, following the distribution of amounts payable to the holders of the Corporation's Series A Preferred Stock and the Series C Preferred Stock, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution in such liquidation, dissolution or winding up of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership thereof, a payment (the "Liquidation Preference") in an aggregate amount for such Series equal to $1,550,000 which shall be payable to the holders of Series B Preferred Stock in proportion to their holdings thereof. If upon the occurrence of any such distribution, the assets and funds of the Corporation thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to their holdings thereof.

            (b) COMMON STOCK. After the distributions described in Section 3.1(a) of this Certificate have been paid, then the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

            3.2 Notice of any liquidation (complete or partial), dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be given by mail, postage prepaid, not less than 30 days before the payment date stated therein, to each holder of record of Series B Preferred Stock appearing on the stock books of the Corporation as of the date of such

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notice at the address of said holder shown therein. Such notice shall state a payment date, the amount of the liquidation payment, and the place where the liquidation payment shall be payable.

            3.3 For the purposes hereof, neither the voluntary sale, lease, conveyance, exchange or transfer of all or substantially all of the property or assets of the Corporation (whether for cash, shares of stock, securities or other consideration), nor the consolidation or merger of the Corporation with one or more other entities, shall be deemed to be a liquidation (complete or partial), dissolution or winding-up of the affairs of the Corporation, unless such voluntary sale, lease, conveyance, exchange or transfer shall be in connection with a plan of liquidation (complete or partial), dissolution or winding-up of the affairs of the Corporation.

      4.    CONVERSION

      The holders of the Series B Preferred Stock shall have conversion rights (the "Conversion Rights") as follows:

            4.1 Subject to the provisions for adjustment hereinafter set forth in this Section 4 of this Certificate, all but not less than all of the shares of Series B Preferred Stock (the "Shares") shall be convertible, at the option of the holder thereof, at any time commencing twelve months after the date of issuance of such Shares and ending on the thirtieth day thereafter (the "Conversion Period"), at the office of the Corporation or any transfer agent for such Series, into one fully paid and nonassessable share of Common Stock for each share of Series B Preferred Stock so converted. Holders of a majority of the shares of Series B Preferred Stock outstanding shall determine whether all shares of Series B Preferred Stock shall be so converted.

            4.2 Before the holders of Series B Preferred Stock shall be entitled to convert such Shares into shares of Common Stock, such holders shall surrender all of the certificate or certificates therefor duly endorsed, at the office of the Corporation or of any transfer agent for such Series, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office or at the office of any transfer agent, that such holders elect to convert the Shares of Series B Preferred Stock represented by such certificate or certificates in accordance with the terms of this Section 4, and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Shares of Series B Preferred Stock to be converted and the person or persons entitled to receive the shares of Common

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Stock issuable upon such conversion shall be treated for all purposes as the recordholder or holders of such shares of Common Stock as of such date. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series B Preferred Stock shall be made without charge to the holder thereof for any issue, stamp or other similar tax in respect of such issuance.

            4.3 If the number of shares of Common Stock outstanding at any time hereafter is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the number of shares of Common Stock issuable on conversion of the Series B Preferred Stock shall be increased in proportion to such increase in outstanding shares.

            4.4 If at any time hereafter the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the number of shares of Common Stock issuable on conversion of the Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

            4.5 If any capital reorganization or reclassification or change of the outstanding capital stock of the Corporation or any consolidation or merger of the Corporation with another Corporation, or the sale of all or substantially all of its assets to another corporation, or any other merger or consolidation no matter how effected, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets (other than cash) with respect to or in exchange for Common Stock, then, as a condition to such reorganization, adequate provision shall be made whereby each holder of Series B Preferred Stock shall thereafter have the right to receive, upon conversion of the Series B Preferred Stock, on the basis and upon the terms and conditions specified herein and in lieu of the shares of the Common Stock of the Corporation immediately theretofore receivable upon, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization, reclassification, change, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of the Series B Preferred Stock. The Corporation shall not effect any such reorganization, reclassification, change, consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets or the corporation issuing the securities into which such shares

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of Common Stock shall be changed (if other than the Corporation) shall assume by written instrument executed and mailed or delivered to each holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

            4.6 All calculations under this Section 4 shall be made to the nearest one-tenth of a share.

            4.7 Whenever the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be adjusted as provided in this
Section 4, the Corporation shall forthwith file, at its principal office or at such other place as may be designated by the Corporation a statement, signed by its president or chief financial officer and by its treasurer, showing in detail the facts requiring such adjustment.

      5.    OPTIONAL REDEMPTION.

            5.1 Following the conclusion of the Conversion Period, the Series B Preferred Stock shall be subject to redemption at the Corporation's option, in whole but not in part, at any time.

            5.2 The total consideration for the redemption of the Series B Preferred Stock shall be $1,826,523.20, payable in sixteen equal quarterly installments of $114,157.70, payable to the holders of Series B Preferred Stock in proportion to their holdings thereof, commencing on the last day of the calendar quarter during which the Redemption Notice (as hereinafter defined) is given.

            5.3 The Corporation shall give each holder of Series B Preferred Stock written notice (the "Redemption Notice") of the optional redemption pursuant to this Section of this Certificate not less than 30 days prior to the redemption date, specifying such redemption date, that all of the shares of Series B Preferred Stock are to be redeemed on such date and that such redemption is to be made pursuant to Section 5 of this Certificate. Notice of redemption having been given as aforesaid the redemption amount due in respect of all of the shares of Series B Preferred Stock and as calculated in this
Section 5, shall become due and payable.

      6.    VOTING RIGHTS.

            6.1 The holder of each share of Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series B Preferred Stock could be converted during the Conversion Period (with any fractional share determined on an aggregate conversion basis being rounded down to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders

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of Common Stock and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and applicable law, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Holders of Series B Preferred Stock shall not be entitled to vote as a class on matters submitted to a vote of stockholders of the Corporation.

      7.    PUT RIGHT

            (a) During the Conversion Period, all but not less than all of the holders of shares of Series B Preferred Stock shall have the right to have the Corporation redeem all but not less than all of their shares of Series B Preferred Stock (the "Put Right"), for a total consideration of $1,826,523.20, payable in sixteen equal quarterly installments of $114,157.70 commencing on the last day of the calendar quarter during which the Put Right is exercised.

            (b) To exercise the Put Right, the holders of all of the shares of Series B Preferred Stock shall deliver to the Corporation a written notice which shall (i) refer specifically to this Section 7 of this Certificate, (ii) state the number of shares of Series B Preferred Stock that the Corporation is required to redeem and (iii) be delivered by certified mail return receipt requested.

      8.    SUBORDINATION.

            8.1 SUBORDINATED DEBT SUBORDINATE TO SENIOR DEBT. The Corporation's obligations to redeem any shares of the Series B Preferred Stock shall be junior and subordinate to all Senior Debt (as defined below) to the extent and in the manner provided in this Section 8 and each holder of the Series B Preferred Stock, by its acceptance thereof, agrees to be bound by the provisions of this
Section 8.

      For purposes hereof, the following terms shall have the following meanings:

      "BANK DEBT" means indebtedness incurred by the Corporation pursuant to (i) the Bank Debt Agreement or any renewals, extensions, amendments or modifications thereof and (ii) any other agreement evidencing indebtedness so long as such indebtedness by its terms is (x) not subordinated to any other indebtedness of the Corporation or any of its subsidiaries and (y) is secured by the assets of the Corporation and its subsidiaries and the terms of which do not restrict, more than the Bank Debt Agreement does, the Corporation's ability to pay the Subordinated Debt.

      "BANK DEBT AGREEMENT" shall mean the Credit Agreement, dated as of December 19, 1995, between the Corporation and NationsBank of Texas, N.A., as the same may be amended from time to time in accordance with its terms.

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      "SENIOR DEBT" shall mean all obligations (whether now outstanding or hereafter incurred) for the payment of which the Corporation or any Subsidiary thereof is responsible or liable as obligor, guarantor or otherwise in respect of the principal, premium (if any), and unpaid interest on and all other amounts due with respect to (i) (a) Bank Debt and (b) any increases, extensions and rearrangements of the foregoing indebtedness under any amendments, supplements, renewals or modifications of the documents and agreements creating the foregoing indebtedness and (ii)(a) any indebtedness incurred by the Corporation pursuant to the Securities Purchase Agreement dated as of December 18, 1995, as amended by Amendment No. 1 thereto, between the Corporation and the investors party thereto, including the senior subordinated notes issued pursuant thereto and (b) any increases, extensions and rearrangements of the foregoing indebtedness under any amendments, supplements, renewals or modifications of the documents and agreements creating the foregoing indebtedness.

      "SENIOR DEBT AGREEMENT" means any agreement evidencing Senior Debt.

      "SUBORDINATED DEBT" means the Corporation's obligation to redeem any shares of Series B Preferred Stock under Section 7 hereof.

            8.2 SUSPENSION OF RIGHT TO RECEIVE PAYMENTS OF SUBORDINATED DEBT.
(a) Upon (i) the maturity of any Senior Debt by lapse of time, acceleration or otherwise, or (ii) any failure by the Corporation to make any payment of any amounts due with respect to any Senior Debt, all principal thereof and all interest thereon and other amounts due in connection therewith, shall first be paid in full, or such payment duly provided for in cash or in a manner satisfactory to the holders of such Senior Debt, before any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable with respect to the Subordinated Debt shall be paid or delivered directly to the holders of Senior Debt for application in payment thereof, unless and until all Senior Debt shall have been paid in full and in cash.

            (b) Upon the occurrence of (i) any default with respect to Senior Debt of the types described in clause (i) or (ii) of paragraph 8.2(a) or (ii) any other default under any Senior Debt which would, with the giving of notice or the passage of time, or both, permit the holders of such Senior Debt to accelerate the maturity thereof, then, unless and until such default with respect to Senior Debt shall have been cured or waived in writing by the holders of such Senior Debt, no payment shall be made by the Corporation with respect to any amounts due with respect to Subordinated Debt; PROVIDED, HOWEVER, that in the case of a default described in clause (ii) above this paragraph shall not prevent the making of any payment for longer than the longer of (x) 180 days after the giving of notice by any of the holders of Senior Debt to the Corporation based upon such default (a "Default Notice") and (y) any period during which Senior Debt in respect of which such notice has been given has become due and payable in its entirety by reason of its acceleration and

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such acceleration has not been rescinded or annulled and such Senior Debt has not been paid in full. A holder of Senior Debt may deliver more than one Default Notice to the Corporation, PROVIDED, that the Corporation shall not be prevented from making, and the holders of the Subordinated Debt shall not be prevented from receiving by reason of a Default Notice, any payments with respect to principal or interest of or other amounts due with respect to the Subordinated Debt for a period in excess of 180 days during any 365 day period.

            (c) Upon the occurrence of (i) any default with respect to Senior Debt of the types described in clause (i) or (ii) of paragraph 8.2(a), or (ii) the giving of any Default Notice, the Corporation shall not make any payments, and the holders of the Subordinated Debt shall not receive, ask, demand, sue for any payment or otherwise exercise their remedies against the Corporation with respect to the Subordinated Debt, unless and until such default with respect to Senior Debt has been cured or waived in writing; PROVIDED, HOWEVER, that the provisions of this paragraph shall not apply (x) for longer than 180 days after the giving of a Default Notice by the holders of Senior Debt to the Corporation based upon such default and (y) from and after the date upon which the relevant Senior Debt has become due and payable in its entirety by reason of its acceleration or otherwise, PROVIDED that the provisions of paragraphs 8.2(a) and
8.3 shall thereupon apply.

            (d) Notwithstanding anything in this Section 8 that may be construed to the contrary, nothing in this Section 8 shall in any way limit the holders of the Series B Preferred Stock's Conversion Rights.

            8.3 ACCELERATION OF PAYMENT OF SENIOR DEBT OR SUBORDINATED DEBT. If at the time any payment with respect to any Subordinated Debt is to be made, directly or indirectly, or immediately after giving effect thereto (i) the Senior Debt shall have been declared by the holders thereof due and payable before its expressed maturity and (ii) such acceleration shall not have been expressly rescinded in writing by the holders of Senior Debt pursuant to the relevant Senior Debt Agreement, then any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable with respect to Subordinated Debt shall be paid or delivered directly to the holders of Senior Debt for application in payment thereof, unless and until all Senior Debt shall have been paid in full or such acceleration shall have been rescinded.

            8.4 BANKRUPTCY OR INSOLVENCY. In the event of (a) any insolvency, bankruptcy, liquidation, reorganization or other similar proceedings, or any receivership proceedings in connection therewith, relative to the Corporation or
(b) any proceedings for voluntary liquidation, dissolution or other winding-up of the Corporation, whether or not involving insolvency or bankruptcy proceedings, then all Senior Debt shall first be paid in full, or such payment shall have been duly provided for, before any further payment is made with respect to Subordinated Debt. In

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any of such proceedings, any payment or distribution of any kind of character, whether in cash, property or securities, which may be payable or deliverable with respect to Subordinated Debt shall be paid or delivered directly to the holders of Senior Debt for application in payment thereof, unless and until all Senior Debt shall have been paid in full; PROVIDED, HOWEVER, that in the event that payment or delivery of any cash, property or securities to any holders of Subordinated Debt is authorized by a final non-appealable order or decree giving effect, and stating in such order or decree that effect is given, to the subordination of Subordinated Debt to Senior Debt, and made by a court of competent jurisdiction in a liquidation or dissolution of the Corporation or in a bankruptcy, reorganization, insolvency receivership or similar proceeding under any applicable law, no payment or delivery of such cash, property or securities payable or deliverable with respect to Subordinated Debt shall be made to the holders of Senior Debt.

            8.5 RIGHTS OF HOLDERS OF SENIOR DEBT NOT TO BE IMPAIRED. No right of any present or future holder of any Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act or failure to act by any such holder, or by any noncompliance by the Corporation with the terms and provisions and covenants herein contained, regardless of any knowledge thereof any such holder may have or otherwise be charged with. The provisions of this Section 8 are intended to be for the benefit of, and shall be enforceable directly by, any one or more of the holders from time to time of the Senior Debt. Each of the holders of Subordinated Debt waives notice of or proof of reliance on this Section 8 and protest, demand for payment and notice of default by the holders of Senior Debt.

            8.6 CORPORATION'S OBLIGATION UNCONDITIONAL. The provisions of this
Section 8 are solely for the purpose of defining the relative rights of the holders of Senior Debt, on the one hand, and the holders of Subordinated Debt, on the other hand, against the Corporation and its property. Nothing herein shall impair, as between the Corporation and the holders of Subordinated Debt, the obligation of the Corporation, which is unconditional and absolute, to pay to the holders thereof the full amount of Subordinated Debt in accordance with the provisions hereof and, except as expressly provided in paragraph 8.2(c), nothing herein shall prevent the holder of any Subordinated Debt from exercising all remedies otherwise permitted by applicable law, subject to the rights under this Section 8 of holders of Senior Debt to receive cash, property or securities otherwise payable or deliverable to the holders of Subordinated Debt. Notwithstanding the foregoing, the holders of the Series B Preferred Stock shall be entitled to their Conversion Rights

            8.7 PAYMENTS HELD IN TRUST. If the holder of any Subordinated Debt shall receive any payment or delivery of cash, property or securities in respect of such Subordinated Debt which such holder is not entitled to receive under the provisions of this Section 8, such holder will hold any amount so received in trust for the holders of Senior Debt and will forthwith turn over to the holders of Senior Debt such payment or delivery in the form received to be applied in payment or

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prepayment of Senior Debt; PROVIDED, HOWEVER, that no holder of Subordinated
Debt shall be obligated to determine whether a payment received by it was appropriately made by the Corporation.

            8.8 SUBROGATION. Upon the payment in full of all Senior Debt and termination of any Senior Debt Agreement, the holders of Subordinated Debt shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of assets of the Corporation applicable to Senior Debt until all Subordinated Debt shall have been paid in full. For the purpose of subrogation, no payments to the holders of Senior Debt of any cash, property or securities that the holders of Subordinated Debt would be entitled to receive and retain but for the provisions of this Section 8, and no payment over pursuant to the provisions of this Section 8 to holders of Senior Debt by holders of Subordinated Debt, shall, as between the Corporation and its creditors (other than the holders of Senior Debt), on the one hand, and the holders of Subordinated Debt, on the other, be deemed to be a payment by the Corporation with respect to the Senior Debt.

      IN WITNESS WHEREOF, the undersigned have signed this certificate and caused the corporate seal of the Corporation to be affixed hereto on June ___, 1997.

                              CASTLE DENTAL CENTERS, INC.

                              By: _____________________________
                                    Jack H. Castle, Jr.
                                     President


ATTEST:

By:  _____________________________
Name:  ___________________________
Title:  __________________________

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